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MEET MONOGRAM

The future of orthopedic medicine is personal.

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Company Highlights

We believe we are on track to be the first company to market with an active milling navigated robot arm with 3D printed patient-optimized implants. Now is the time for us to ramp the intensity and push even harder towards our mission.

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in 2021

2 active distributors and expect sales of licensed implants

350 sq. ft. cadaver lab complete

Development and demo lab with dedicated robotics in 4,000 sq. ft.

World-class team

Let by top surgeons and experts in robotics and medical technology



8 Patent Applications Filed

We believe we will be early to market with

Freedom to Operate on our knee implant

Have already raised $16.7M

We have been developing our technology since 2016 and now have the support of 6,793 investors

Over 1 million knee replacements

Up to 10% of total knee replacements fail on an annual basis.

it is estimated that up to one third of TKA recipients experience chronic pain postoperatively.

Joint replacement technology has, in many ways, remained the same for 40 to 50 years. Often crude and finicky instruments like saws and jigs are used to prepare the bone for geometric and rigid generic implants that don't accurately fit. Insertions are often eyeballed and subject to proper surgeon execution. We have designed the Monogram workflow for efficiency and unwavering accuracy.

arthroplasties related to instability, malalignment or malposition, and failure of fixation.



Knees

Rate of re-admission:

7%-8%.

Approximately 50%-75% are surgical.

36%

Survey: 36% of TKA patients would not have undergone the surgery knowing what it did for them (10 years later).

1 in 5

1 in 5 patients are not satisfied with the results of their total knee replacement.

Potentially Preventable Reasons for revision Procedure


Mechanical Loosening 19%
Other Mechanical Problems 10%
Dislocation/ 7%
Other mechanical complications 5%

Limited time 10% Bonus for indications of interest!

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Example: if an investor reserves 100 shares, and subsequently confirms this reservation and purchases the 100 shares, such investor will receive an additional 10 shares of the company's Series B Preferred Stock, for a total of 110 shares. "Reserving" shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

Scale Growth

leverage the testing and proven perfo
components (articulation, locking me
focus on our novel tibial component c

Executed agreements with 2 distributors and expect to sign more distributors in key markets.


Patellar Component
l Component
Polyethylene Tibial Inserts
Locking Mechanism
Tibia Component

Implants designed for uncemented stability.

Monogram implants rely on natural biologic fixation and are smaller, bone conserving, and more stable.

Implant


Extended Posterior Condyles
Anatomic Patella Tracking
Ultracongruent Insert Options
Anatomical Patella
Minimized Revision Risk
Monogram Personalized Tibia

Monogram Results

Orthopedic implants are generic and indistinguishable. The industry is using the same implant and instrument ideology that it has been for the past 50 years. It's time to use technology to change the game.

Patient-optimized bone sparing press-fit implants

The leading generic equivalent had up to 270%


Axial subsidence (mm)
0.2
0.15
0.1
0.05
0
-0.05
Axial subsidence (mm)
Time(s)
Generic End
Generic Start
Monogram End
Monogram Start


Porus coated metal

The cementless total knee market is expected to grow by **$1.2BN** from **2020** to **2024** **(22% CAGR)**


Cement



Approximately 95% of hip implants are press-fit

Will uncemented knee adoption follow the hip trend?

from 54% to 4% in 2019. Similarly, we anticipate there could be a significant decrease in the use of cement in knee replacements over the next decade or so.

Tibia


Irregular Surface Features
to Enhance Performance
Optimized bone-to
implant interfaces
Near Perfect
Milled Resections
Bone
Conserving





Assistants

Monogram's navigated surgical robot features several enhancements that will improve surgical experiences including:

Better Vision

Tracking cameras directly mounted to the robot to mitigate line-of-sight issues.

Increased Range of Motion

Seven degrees-of-freedom (used to measure range of motion) with control algorithms that leverage the kinematic redundancy to avoid interoperative boundaries and optimize execution.

Active Navigated Milling

High-efficiency rotary cutting system to gently excavate the negative space for the patient-optimized implant.









Disrupting the Joint Replacement Market

$19.6B

Joint Replacement Market

Less than 65 yrs fastest growing demographic

Patients less than 65 years of age represent the fastest-growing population of TKR recipients, expected to account for more than 50% of knee replacement procedures by the year 2030

82% combined share

Four companies currently dominate the multi-billion dollar joint reconstruction market with an 82% combined share in knees

Replacement procedures by the year 2030

Knee replacements in US annually

Stryker (Mako) is the only navigated robot arm on the market with a cutting end-effector. Monogram believes we will be the first active navigated arm on the market.

Large-joint Replacement Robotic System Revenue Market Shares, Global, 2018

Company	Market Share
Stryker	86.7%
OMNIlife Science	6.8%
Smith & Nephew	4.0%
Think Surgical	2.5%
TOTAL	100.0%

Notes: Number reflect rounding.
Source: Millennium Research Group, Inc.

Robotic-Assisted Large-Joint Replacement Procedures, by Anatomy, Global, 2017-2027

Measure	Procedures(K)		Procedures (% Growth)	
Technique	Hip	Knee	Hip	Knee
2020	30.3	167.8	27.7%	42.4%
2021	39.0	223.9	28.7%	33.5%
2027	104.9	514.2	9.3%	6.0%
CAGR ('17-'24)	21.6%	29.2%	21.6%	29.2%

By 2027, approximately 50% of all knee procedures will be robotic, up from 11% in 2019

in robotic adoption are expected over the next 5-10 years.

At least 50% of procedures will be robotic by 2027

Estimates for procedure volumes vary but TKA projections are generally between 935,000 and 1,260 and 1,260,000 by 2030

Monogram implants **will not use** cement! They will be cementless or press-fit.


Bone grows into the porous structure of the implant like tree roots into soil.

No Cement Used

Porous Coated for bone ingrowth ("Osseointegration")

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Our Implants

Monogram implants are designed such that cortical contact and stability are maximized while remaining insertable and designed to reconstruct the native patient anatomy as closely as possible. Monogram will commercialize the first patient specific hip and knee to address the primary clinical shortcomings of their generic counterparts.

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2017 Seed Round #1

$1,032,000 convertible note round.

Q1 2018

Nebraska Knee Studies

2018 Seed Round #2

$1,148,000 convertible note round.

Oct 12, 2017

First patent application published

UCLA Hip Studies

Q1 2019

3D Printing Mechanical Testing

Q1 2020

Strategic Engineering Hires

TKA Licensing Agreement

April 2020

$14,568,568 Series-A round

Signed First Monogram Distributor

First Monogram Cadaver Lab

15 Full-time Employees

August 2021

Exhibit Product System to American Academy of Orthopaedic Surgeons (AAOS)

2021

Revenues

$30,000,000 capacity Series-B Close

Monogram Implant Submission



Monogram 2nd Gen Implants

- Insertion with manual

2023

Monogram Robot Submission

Monogram Surgical Robot

- Designed for Gen 2 implant
- 510(k) Submission
- Expecting to start formal V&V by Q3 2021
- Expecting to demo at AAOS

The Plan

Monogram is building the future of orthopedics one step at a time

Expecting to finalize design in 2020 - cadaver lab

Expecting to demo at AAOS in August 2021

The Business Model

We believe that precision implants with precision insertion are

Capital Equipment

Consumables



3. Implants



4. Navigation Consumables

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5. Cutting Tools



6. Software

competitive advantage will be our ability to produce customized, robotically inserted orthopaedic implants rapidly and at scale. The product solution architecture we are developing enables rapid fabrication and mass personalization of robotically inserted, patient specific orthopaedic implants.

Our Facilities

reprocessing capabilities with a dedicated robotic surgical system that will be used exclusively for development engineering and surgical demonstrations. We expect the lab will not only drive commercialization efficiencies, but we will conduct regular demonstrations with surgeons, distributors, and key opinion leaders to cultivate market interest in the product pipeline.



Austin Texas

Based

4,000 sq. ft.

Headquarters

With 350 sq. ft

Cadaver lab


DESIGNED WITH PRIDE IN
TEXAS

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Executive Leadership Team | Engineering Leadership Team | Scientific Advisory Board | Orthopedic Surgeon Panel



Douglas Unis, Md

FOUNDER & CHIEF MEDICAL OFFICER

Dr. Unis is a board-certified attending orthopedic surgeon for the Mount Sinai Health System and Chief of Quality Improvement for Mount Sinai West.



Benjamin Sexson - CEO

CFA, CHIEF EXECUTIVE OFFICER

Prior to joining Monogram, Mr. Sexson served as the Director of R&D and Business Development at Pro-dex (ticker: PDEX). Mr. Sexson graduated with honors from Caltech in Mechanical Engineering and is a CFA Charterholder.



Paul Riss

CPA, MBA, INTERIM CFO

Experienced executive with a demonstrated history of completing SEC filings, focusing on the Securities Exchange Act of 1934 and Section 4(a)(6) of the Securities Act of 1933. Currently serves as a Director for NetCapital and was a CPA with Ernst & Young.

Limited time 10% Bonus for indications of interest!

Indicate your interest:

Your Name

Your Email

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Example: if an investor reserves 100 shares, and subsequently confirms this reservation and purchases the 100 shares, such investor will receive an additional 10 shares of the company's Series B Preferred Stock, for a total of 110 shares. "Reserving" shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

monogram

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DESIGNED WITH PRIDE IN TEXAS